Business Entity - Filing Acknowledgement

12/22/2025

Work Order Item Number:	W2025122201575 - 4927997
Filing Number:	20255392235
Filing Type:	Amended Certification of Stock Designation Before Issuance of Class/Series
Filing Date/Time:	12/22/2025 14:05:58 PM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E0617332010-0 **Entity Name:** Idaho Copper Corporation

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
VCORP SERVICES, LLC
701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0617332010-0
	Filing Number 20255392235
Secretary of State State Of Nevada	Filed On 12/22/2025 14:05:58 PM
	Number of Pages 3

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**

☑ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **Idaho Copper Corporation** Entity or Nevada Business Identification Number (NVID): **NV20101892613**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: **12/22/2025** Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **Series B Preferred Stock**
5. Amendment of class or series of stock:	☑ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Andrew Brodkey** Signature of Officer Date: **12/22/2025**

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0617332010-0
Secretary of State State Of Nevada	Filing Number 20255392235
	Filed On 12/22/2025 14:05:58 PM
	Number of Pages 3

CERTIFICATE OF DESIGNATION

OF

IDAHO COPPER CORPORATION

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES B PREFERRED STOCK

On behalf of Idaho Copper Corporation a Nevada corporation (the "Company"), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company, there hereby is created a series of Series B Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as "Series B Preferred Stock." The number of shares constituting the class of Series B Preferred Stock shall be one thousand (1,000) shares, par value $0.001 per share. Except as otherwise provided herein, the Series B Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank *pari passu* to the common stock, par value $0.001 per share (the "Common Stock").

2. Dividends. The holders of shares of Series B Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a "Liquidation"), whether voluntary or involuntary, the Holders of Series B Preferred Stock shall be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders of Series B Preferred Stock shall be treated as if all shares of Series B Preferred Stock had been converted to Common Stock immediately prior to the distribution.

(b) A sale of all or substantially all of the Company's assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent

(50%) or more of the outstanding voting power of the Company, shall not be deemed to be a Liquidation for purposes of this Designation.

4. No conversion of Series B Preferred Stock. The holders of shares of Series B Preferred Stock shall have no rights to convert their shares to Common Stock of the Company. Following the issuance of any shares of Series B Preferred Stock, and on the first business day following the legal effectiveness of an amendment to the Company's Articles of Incorporation increasing the authorized capital stock of the Company, all shares of Series B Preferred Stock shall be automatically cancelled and all rights pertaining thereto shall be deemed null and forfeit.

5. Voting. Except as otherwise required by law, the holders of Series B Preferred Stock shall have the right to cast one hundred thousand (100,000) votes for every one (1) share of Series B Preferred Stock on all proposals submitted to a vote or written consent of the stockholders of the Company to amend the Company's Articles of Incorporation to increase the authorized capital stock of the Company and to otherwise amend and restate the Articles of Incorporation of the Company. The holders of Series B Preferred Stock shall have no other voting rights. Except as otherwise required by law, the holders of shares of Series B Preferred Stock and common stock shall vote together as a single class, and not as separate classes.

IN WITNESS WHEREOF the undersigned has signed this Designation this 19th day of December 2025.

IDAHO COPPER CORPORATION

By:

____

Name: Andrew Brodkey
Title: Chief Executive Officer